Exhibit 99

 Flexsteel Announces Third Quarter and Year-to-Date Operating Results


    DUBUQUE, Iowa--(BUSINESS WIRE)--April 15, 2003--Flexsteel Industries, Inc. (Nasdaq:FLXS) today reported sales and earnings for its third quarter ended March 31, 2003.
    Net sales for the fiscal quarter ended March 31, 2003 were $73.5 million compared to the prior year quarter of $73.7 million. Net income for the current quarter was $1.4 million or $0.22 per share compared to the prior year quarter of $2.0 million or $0.33 per share.
    Net sales for the nine months ended March 31, 2003 were $217.1 million compared to $202.8 million in the prior year nine months, an increase of 7%. Net income for the nine months ended March 31, 2003 of $5.7 million or $0.89 per share increased from net income for the nine months ended March 31, 2002 of $2.9 million or $0.48 per share.
    During the current quarter, residential seating sales were $49.0 million, a decrease of 6% from the prior year quarter. Recreational vehicle seating sales were $19.2 million, an increase of 8%. Commercial seating sales were $5.3 million, an increase of 38%.
    For the nine months ended March 31, 2003, residential seating sales were $145.5 million, an increase of 3% over the nine months ended March 31, 2002. Recreational vehicle seating sales were $56.7 million, an increase of 18%. Commercial seating sales were $14.8 million, an increase of 13%.
    Gross margin for the quarter ended March 31, 2003 was 21.0% compared to 22.4% in the prior year quarter. The lower gross margin in the current quarter resulted from raw material price increases, changes in product mix, higher delivery expenses related to higher fuel costs, and weather related expenses. The weather conditions resulted in increased utility costs, manufacturing interruptions at our eastern Pennsylvania location and product delivery inefficiencies in the eastern third of the country during February and early March.
    For the nine months ended March 31, 2003, the gross margin was 22.2% compared to 21.0% for the nine months ended March 31, 2002. The gross margin improvement was due to higher production volume and improved fixed cost absorption in the first six months offset by the third quarter issues described above. In addition, the prior year gross margin was reduced by a charge of $0.9 million for facility closing costs.
    Selling, general and administrative expenses as a percentage of sales were 17.9% and 18.3% for the current quarter and prior year quarter, respectively. For the nine months ended March 31, 2003 and 2002, selling, general and administrative expenses as a percentage of net sales were 18.4% and 19.0%, respectively. The lower year to date percentage primarily represents improved absorption of fixed costs on higher net sales.
    During the third quarter of fiscal 2003, the Company settled federal income tax audits for its latest three fiscal years. The Company has recorded additional income tax expense and interest expense of $0.1 million each that resulted from the audits.
    Working capital at March 31, 2003 was $65.8 million, which includes cash, cash equivalents and investments of $24.5 million. Working capital increased by $3.6 million from June 30, 2002.
    Capital expenditures were $4.0 million during the first nine months of fiscal 2003 and $0.5 million in first nine months of fiscal 2002. The Company expects that capital expenditures will be approximately $1.0 million over the remaining three months of fiscal 2003.
    All earnings per share amounts are on a diluted basis.
    The Company will host a conference call Wednesday, April 16, 2003, at 10:00 a.m. Central Time. The dial-in-number is 800-556-3831 with an access code of 00566. A replay will be available for two weeks beginning approximately four hours after the conclusion of the call. The dial-in-number for the replay is 888-813-1488 and no access code is required.
    For more information, visit our web site at http://www.flexsteel.com.

    Statements, including those in this release, which are not historical or current facts are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made here-in. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions, the product mix of our sales, the cost of raw materials, the amount of sales generated and the profit margins thereon, competition, both foreign and domestic, credit exposure to our customers, and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. The Company specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                                              March 31,     June 30,
                                                2003          2002
                                            ------------  ------------
ASSETS
CURRENT ASSETS:
      Cash and cash equivalents............$ 12,314,378  $  5,375,683
      Investments..........................  12,205,220    15,876,088
      Trade receivables, net...............  28,871,491    31,361,285
      Inventories..........................  31,379,961    30,322,288
      Other................................   6,610,753     5,816,136
                                            ------------  ------------
Total current assets.......................  91,381,803    88,751,480
PROPERTY, PLANT, AND EQUIPMENT, net........  20,724,881    20,558,338
OTHER ASSETS...............................   9,691,071     9,439,940
                                            ------------  ------------
TOTAL......................................$121,797,755  $118,749,758
                                            ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES........................$ 25,561,037  $ 26,523,407
DEFERRED COMPENSATION......................   4,723,075     4,509,782
                                            ------------  ------------
Total liabilities..........................  30,284,112    31,033,189
SHAREHOLDERS' EQUITY.......................  91,513,643    87,716,569
                                            ------------  ------------
TOTAL......................................$121,797,755  $118,749,758
                                            ============  ============


FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                  Three Months Ended           Nine Months Ended
                      March 31,                    March 31,
             ---------------------------- ----------------------------
                 2003           2002          2003           2002
             -------------  ------------- -------------  -------------
NET SALES...$  73,461,304  $  73,742,322 $ 217,060,741  $ 202,776,664
COST OF
 GOODS SOLD.  (58,007,914)   (57,212,434) (168,949,503)  (160,259,481)
             -------------  ------------- -------------  -------------
GROSS MARGIN   15,453,390     16,529,888    48,111,238     42,517,183
SELLING,
 GENERAL AND
 ADMINI-
 STRATIVE...  (13,182,685)   (13,504,961)  (39,867,515)   (38,513,767)
GAIN ON SALE
 OF LAND....                                   403,065
             -------------  ------------- -------------  -------------
OPERATING
 INCOME.....    2,270,705      3,024,927     8,646,788      4,003,416
             -------------  ------------- -------------  -------------
OTHER:
   Interest
    and
    other
    income..      265,467        264,382       872,535        747,837
   Interest
    expense.      (95,187)        (4,491)     (101,235)       (18,784)
             -------------  ------------- -------------  -------------
     Total..      170,280        259,891       771,300        729,053
             -------------  ------------- -------------  -------------
INCOME
 BEFORE
 INCOME
 TAXES......    2,440,985      3,284,818     9,418,088      4,732,469
PROVISION
 FOR INCOME
 TAXES......   (1,020,000)    (1,270,000)   (3,750,000)    (1,810,000)
             -------------  ------------- -------------  -------------
NET INCOME..$   1,420,985  $   2,014,818 $   5,668,088  $   2,922,469
             =============  ============= =============  =============
AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING:

   BASIC....    6,275,729      6,077,766     6,245,384      6,069,493
             =============  ============= =============  =============
   DILUTED..    6,394,339      6,151,621     6,358,686      6,128,240
             =============  ============= =============  =============
EARNINGS PER SHARE OF COMMON
  STOCK:

   BASIC.... $       0.23  $        0.33 $        0.91  $        0.48
             =============  ============= =============  =============
   DILUTED.. $       0.22  $        0.33 $        0.89  $        0.48
             =============  ============= =============  =============



    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, 563/556-7730  x392